NSAR ITEM 77O
2002
VK Comstock Fund
10f-3 Transactions

Underwriting #   Underwriting    Purchased   Amount of    % of        Date of
                                 From         shares    underwriting Purchase
    1         JetBlue Airway   Raymond James   14,900     0.25%       4/11/02
               Corp.           & Associates
    2         U.S. Steel Corp.  JP Morgan     311,100     3.28%       5/14/02

Participating Underwriters for #1
Morgan Stanley & Co. Incorporated
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Raymond James & Associates, Inc.
UBS Warburg LLC
Arnhold and S. Bleischroeder Inc.
M.R. Beal & Company
BNP Paribas Securities Corp.
Credit Lyonnais Securities (USA)
HVB Capital Markets, Inc.
Samuel A. Ramirez & Company, Inc.


Participating Underwriters #2
Credit Suisse First Boston Corporation
J.P. Morgan Securities Inc.
Lehman Brothers Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
BNY Capital Markets, Inc.
National City Investments Corporation
PNC Capital Markets, Inc.
Scotia Capital (USA) Inc.